Exhibit 99.1

PROTHENA REPORTS FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS AND PROVIDES RESEARCH AND DEVELOPMENT UPDATE

Company Advances Pipeline with Strong Capital Position Following 2012 Spin-Off NEOD001 to Enter Clinic in Early 2013

DUBLIN, Ireland, Mar. 28, 2013 – Prothena Corporation plc (NASDAQ:PRTA), a biotechnology company focused on the discovery and development of novel antibodies for the potential treatment of a broad range of diseases, today reported financial results for the fourth quarter and full year ended December 31, 2012 and provided an update on research and development.

“Prothena targets proteins in novel ways to resolve unmet clinical need in patients. We achieved significant milestones in 2012, the FDA accepted our IND for NEOD001, and we established Prothena as an independent company. We expect to continue our positive momentum in 2013 by initiating a Phase 1 clinical trial for NEOD001 and advancing our research pipeline toward the clinic,” said Dale Schenk, PhD, President and Chief Executive Officer of Prothena.

“Our research and clinical progress has been supported by our success in building a seasoned board and solid management team,” continued Dr. Schenk. “We have a strong capital position to advance our lead assets further in clinical development including NEOD001 through Phase 2 proof of concept data, and PRX002 and PRX003 through Phase 1 clinical trials. We look forward to continued progress toward these goals in 2013.”

2012 Highlights

•	Completed separation from Elan and listing on Nasdaq as a public company; capitalized with $125 million in cash

•	NEOD001 was granted orphan drug designation for both AL and AA amyloidoses by U.S. Food and Drug Administration (FDA)

•	NEOD001 Investigational New Drug (IND) application for both AL and AA amyloidoses filed and accepted by FDA

•	PRX002 (formerly NEOD002) pre-clinical proof of concept and clinical supply manufacturing efforts progressed

•	PRX003 established pre-clinical proof of concept

Research and Development Pipeline Highlights

Prothena’s research and development pipeline includes three lead therapeutic antibody programs that the company plans to advance aggressively in 2013 and several discovery programs staged for future value.

NEOD001, a monoclonal antibody targeting AL and AA amyloid for the potential treatment of amyloidosis

•	Granted orphan designation by the European Medicines Agency for the treatment of AL amyloidosis

•	Phase 1 clinical trial in AL amyloidosis planned for early 2013

PRX002 (formerly NEOD002), a monoclonal antibody targeting synuclein for the potential treatment of Parkinson’s disease

•	IND enabling studies and pre-clinical safety testing planned for 2013

•	IND filing and Phase 1 trial in Parkinson’s disease patients planned for 2014

PRX003, a monoclonal antibody targeting MCAM (melanoma cell adhesion molecule) for the potential treatment of inflammatory disease and metastatic cancers

•	Selected lead candidate

•	IND filing and Phase 1 trial planned for 2015

2012 Financial Results

Prior to December 21, 2012, the Prothena Business consisted of a substantial portion of Elan Corporation, plc’s former drug discovery business platform which historically operated as part of Elan and not as a separate stand-alone entity. The carve-out financial results for the period from January 1 to December 21, 2012 presented in this release have been prepared in accordance with U.S. GAAP, but do not necessarily represent the financial position or results of operations of Prothena had it been operated as a separate independent entity. For more information, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates” and “Note 2 of Notes to the Carve-out Combined

Financial Statements” in each case included in the Company’s Information Statement, dated December 17, 2012, attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2012.

Prothena reported a net loss of $12.2 million for the fourth quarter of 2012 and $41.4 million for the full year of 2012. This compares to a net loss of $9.6 million for the fourth quarter of 2011 and $29.7 million for the full year of 2011. Net loss per share for the fourth quarter and full year of 2012 was $0.82 per share and $2.84 per share, respectively, compared to a net loss of $0.66 per share and $2.05 per share for the respective prior periods.

Net loss for the fourth quarter and for the full year of 2012 included $0.4 million and $6.1 million, respectively, of share-based compensation expense, compared to $0.6 million and $3.0 million for the respectiveprior year periods. The majority of share-based compensation expense is reflected in research and development expenses.

Research and development (R&D) expenses totaled $9.8 million for the fourth quarter of 2012 and $34.1 million for the full year of 2012, compared to $8.2 million for the fourth quarter of 2011 and $24.2 million for the full year of 2011. R&D expenses increased in 2012 due to an increase in share-based compensation expense, headcount attributable to Prothena programs, and external expenses related to PRX002 and PRX003, offset by a decrease in NEOD001 related costs. R&D expenses for the fourth quarter and full year of 2012 included $0.4 million and $6.1 million, respectively, of share-based compensation expense, compared to $0.5 million and $2.8 million for the respective prior year periods.

General and administrative (G&A) expenses totaled $3.0 million for the fourth quarter of 2012 and $9.9 million for the full year of 2012, compared to $1.3 million for the fourth quarter of 2011 and $5.6 million for the full year of 2011. The increase in G&A expenses was primarily due to an increase in support costs allocated to the Prothena Business by Elan.

As of December 31, 2012, Prothena had $124.9 million in cash and cash equivalents, no outstanding debt and approximately 17.7 million outstanding ordinary shares.

2013 Financial Outlook

The Company expects a cash burn of $34 to $40 million for 2013, ending the year with approximately $88 million in cash. The 2013 cash burn is primarily driven by an estimated net lossof $36 to $42 million, which includes an estimated $2.5 million of depreciation and share-based compensation expense. The Company intends to use the anticipated 2013 spend to initiate and progress patient enrollment and dosing at multiple sites for its NEOD001 Phase 1 clinical trial, complete IND enabling toxicology studies for PRX002, select a first orphan indication for PRX003, and further advance its discovery programs.

Conference Call Information

Prothena will provide an update on the company and discuss fourth quarter and full year 2012 results via conference call and webcast on Thursday, March 28, 2013 at 4:30 p.m. EDT.

To access the call, please dial (877) 312-5854 (U.S. toll free) or (408) 774-4003 (international) five minutes prior to the start time and refer to conference ID number 24106806. Live audio webcast is available via http://ir.prothena.com.

A replay of the call will be available beginning March 28 until April 4, 2013. To access, please dial (855) 859-2056 (U.S. toll free) or (404) 537-3406 (international) and refer to conference ID number 24106806. The webcast will be available at http://ir.prothena.com.

About Prothena

Prothena Corporation plc (NASDAQ:PRTA) is a biotechnology company focused on the discovery and development of novel antibodies for the potential treatment of a broad range of diseases that involve protein misfolding or cell adhesion, particularly on the discovery and development of potential therapeutic monoclonal antibodies directed specifically to disease-causing proteins. These potential therapies have a broad range of indications, including AL and AA forms of amyloidosis, Parkinson’s disease and related synucleinopathies, and novel cell adhesion targets involved in inflammatory disease and metastatic cancers. For more information, please visit www.prothena.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to, among other things, the status and timing of our products in research, Prothena’s plans to advance such products, their effectiveness as potential therapies, our ability to execute on our strategy, our 2013 estimates for net loss and cash burn and its anticipated uses. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” “target,” “will” and similar terms and phrases, including references to assumptions. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors including, but not limited to the risks and uncertainties described in the “Risk Factors” section of the information statement included as Exhibit 99.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2012. Prothena undertakes no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events or changes in Prothena’s expectations.

Prior to December 21, 2012, the Prothena Business consisted of a substantial portion of Elan Corporation, plc’s former drug discovery business platform which historically operated as part of Elan and not as a separate stand-alone entity. The carve-out financial results for the period from January 1 to December 21, 2012 presented in this release have been prepared in accordance with U.S. GAAP, but do not necessarily represent the financial position or results of operations of Prothena had it been operated as a separate independent entity. For more information, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates” and “Note 2 of Notes to the Carve-out Combined Financial Statements” in each case included in the Company’s Information Statement, dated December 17, 2012, attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2012.

PROTHENA CORPORATION PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited - amounts in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenue - related party	$575	$127	$2,658	$507
Operating expenses:
Research and development expenses	9,833	8,247	34,139	24,172
General and administrative expenses	2,962	1,315	9,929	5,579

Total operating expenses	12,795	9,562	44,068	29,751

Loss from operations	(12,220)	(9,435)	(41,410)	(29,244)
Interest income	5	—	5	—

Loss before income taxes	(12,215)	(9,435)	(41,405)	(29,244)
Provision for income taxes	6	118	6	426

Net loss	$(12,221)	$(9,553)	$(41,411)	$(29,670)

Basic and diluted loss per share	$(0.82)	$(0.66)	$(2.84)	$(2.05)

Shares used to compute basic and diluted loss per share	14,886	14,497	14,593	14,497

PROTHENA CORPORATION PLC

CONSOLIDATED BALANCE SHEETS

(unaudited - amounts in thousands)

	As of December 31,
	2012	2011
Cash and cash equivalents	$124,860	$—
Prepaid and other current assets	981	124

Total current assets	125,841	124
Plant and equipment, net	3,393	2,539
Other non-current assets	49	955

Total assets	$129,283	$3,618

Accounts payable	$—	$380
Accrued research and development expenses	47	5,542
Other current liabilities	1,697	2,482

Total current liabilities	1,744	8,404
Other non-current liabilities	1,055	1,650

Total liabilities	2,799	10,054
Total shareholders’ equity	126,484	(6,436)

Total liabilities and shareholders’ deficit	$129,283	$3,618

Contact

Investors: Tran Nguyen, CFO

650-837-8535, IR@prothena.com

Media: Anita Kawatra

646-256-5116, anita.kawatra@prothena.com